Exhibit 10.67

CONSOL ENERGY INC.

DIRECTORS DEFERRED COMPENSATION PLAN

Effective October 25, 1999

CONSOL ENERGY INC.

DIRECTORS DEFERRED COMPENSATION PLAN

This CONSOL Energy Inc. Directors Deferred Compensation Plan (the “Plan”) is adopted by CONSOL Energy Inc., a Delaware corporation, (the “Company”) for the purpose of providing supplemental retirement benefits to members of the Company’s board of directors as an inducement for continued service. The Plan is not subject to any of the provisions of ERISA unless employee directors are eligible to participate. Benefits due under the Plan constitute a mere promise by the Company to pay benefits as the Plan provides. Accordingly, Participants are general unsecured creditors of the Company with respect to their benefit, and the Plan is unfunded for tax purposes.

ARTICLE I

PARTICIPATION

An Eligible Director may submit a Deferral Election to the Administrator within 30 days of the Eligible Director’s Initial Entry Date and before any succeeding January 1 for any subsequent Plan Year.

ARTICLE II

DEFERRALS

2.1 Deferral Elections

(a) Annual Elections. By making a Deferral Election, a Participant agrees irrevocably to reduce his or her Fee earned after the effective date of the Deferral Election. A Deferral Election is effective on a calendar year basis, and must be filed before the beginning of the calendar year to which it relates. Except as provided in subsection (b), a Deferral Election may not be amended or revoked for the remainder of the Plan Year for which it is effective. A Deferral Election shall cause the Company to withhold payment of the Eligible Director’s Fee, and to credit an amount equal to the amount withheld to that Eligible Director’s Account.

(b) Cessation of Deferrals During the Plan Year. An Eligible Director may terminate a Deferral Election during a Plan Year only upon the occurrence of an Unforeseeable Emergency. To terminate a Deferral Election, an Eligible Director must file an amended Deferral Election with the Administrator containing such information as the Administrator may specify. The Administrator shall have the sole duty and discretion to determine whether an Unforeseeable Emergency exists with respect to the Eligible Director. An amended Deferral Election shall be effective no earlier than the first day of the month next following the date the amended Deferral Election is filed.

2.2 Reduction of Deferrals. An Eligible Director’s Deferral shall be reduced by any amount necessary to satisfy all applicable employment and income tax withholding obligations, and any garnishments or other amounts required to be withheld by applicable law or court order.

2.3 Vesting. A Participant shall be 100% vested at all times in his or her Account.

ARTICLE III

CREDITS AND CHARGES TO ACCOUNTS

3.1 Account. An account shall be established and maintained for each Participant, which shall be credited with such Participant’s Deferrals and Earnings. The Participant’s Account shall be charged with distributions, income taxes and any other amounts required to be withheld under Section 4.10.

3.2 Earnings. The Earnings to be credited to a Participant’s Account quarterly shall be equal to the rate of interest published as the average of the Moody’s Investor Services ten-year municipal bond rate for the thirteen weeks preceding the last day of the quarter for which interest is calculated.

ARTICLE IV

DISTRIBUTIONS

4.1 No Withdrawals. Except as otherwise provided in this article, withdrawals are not available from a Participant’s Account.

4.2 Timing of Distribution. A Participant’s Account shall be paid (or commence to be paid) as soon as is administratively practicable after the occurrence of a Termination.

4.3 Form of Distribution. A Participant’s Account shall be paid in the form specified in his or her most recent Distribution Election filed with the Administrator at least one (1) year before the Termination, except in the circumstance where the Administrator, at the request of a Participant, accepts and approves such a filing made within one (1) year before the Termination. Such form must be either (i) a single sum payment or (ii) substantially equal annual installments over a period not to exceed 15 years. If no form of distribution is determinable, the Participant’s Account will be distributed as soon after Termination as is administratively practicable in a single sum payment. Once a Participant’s Account has commenced payment in the form of installments, the Participant may elect to accelerate payment of the entire Account only as provided in Section 4.7.

4.4 Amendment of Election. A Participant may amend or revoke a Distribution Election by filing a written amendment or revocation at least one (1) year before a Termination, except that the Administrator may, upon request by a Participant, accept and approve such written amendment or revocation filed within one (1) year of the Termination. Unless requested by the Participant and accepted and approved by the Administrator, any purported amendment or revocation filed within 1 year of the Termination shall be ineffective. A Participant may amend or revoke his or her Distribution Election no more than once annually.

4.5 Death Benefits. Should a Participant die before his or her Account has been fully distributed, the Account shall be paid to the Participant’s Beneficiary in accordance with the Participant’s Distribution Election.

4.6 Unforeseeable Emergency. Upon the written request of a Participant and a determination by the Administrator that an Unforeseeable Emergency has occurred with respect to the Participant, the Participant may withdraw from his or her Account any amount that does not exceed the amount necessary to satisfy the Unforeseeable Emergency, or the amount of the Account if less.

4.7 Early Withdrawal. Notwithstanding any other provision of this Plan, upon the written request of a Participant and approval by the Administrator, a Participant may withdraw 90% of the amount of his or her Account in the form of a single sum. Upon such withdrawal, (i) the remaining 10% of the Account shall be forfeited and (ii) the Participant shall not again be treated as an Eligible Director for the current or any subsequent Plan Year.

4.8 Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this article, if a Participant is a “covered employee” as defined in Code § 162(m)(3) at the time of any distribution, the maximum amount which may be distributed from such a Participant’s Account in any Plan Year shall not exceed $1,000,000, less the amount of compensation paid to the Participant by the Company in such Plan Year which is not “performance-based” (as defined in Code § 162(m)(4)(C)). Such amount shall be reasonably determined by the Administrator at the time of the proposed distribution. Any amount not distributed to a Participant in a Plan Year as a result of the limitation set forth in this section shall be distributed in the next Plan Year, which may again be subject to the limitation of this section.

4.9 Payments to Minors and Incompetents. If any person entitled to any payment under this Plan is, in the judgment of the Administrator, incapable of giving receipt for such payment because of minority, illness, infirmity or other incapacity, the Administrator may pay the amount due such person to a duly appointed legal representative, if there is one, or, if none, to the spouse, children, dependents, or such other persons with whom the person entitled to payment resides. Any such payment shall be a complete discharge of the liability of the Company, its Affiliates, and the Plan with respect to such payment.

4.10 Tax Withholding. The Company shall deduct from any payment made under this Plan an amount equal to all or part of the federal, state and local taxes required by law to be withheld by the Company (including but not limited to any amount that may be necessary to satisfy applicable income tax withholding and employment tax obligations), all garnishments, and any other amounts required to be withheld by applicable law or court order.

ARTICLE V

BENEFICIARY DESIGNATIONS

5.1 Designation of Beneficiary. Each Participant may designate in the form and the manner specified by the Administrator a Beneficiary to receive or continue receiving the payment or payments (if any) due under Article V and which remain unpaid at the Participant’s death. The Beneficiary of a married Participant shall be his or her spouse, unless the Participant designates a Beneficiary other than the spouse and the spouse consents in writing to the designation in the form and the manner prescribed by the Administrator. A Participant may revoke such designation at any time and substitute therefor another Beneficiary. A married Participant may revoke a prior Beneficiary designation only with the consent of his or her spouse in the form and the manner prescribed by the Administrator.

5.2 Failure To Designate a Beneficiary. If upon the death of an unmarried Participant a Beneficiary has not been validly designated, the Beneficiary shall be the Participant’s estate.

ARTICLE VI

TRUST OBLIGATION TO PAY BENEFITS

6.1 Establishment of Trust. The Company may, in its discretion, make contributions to a trust, to be invested and utilized to pay benefits under the Plan. If a trust is created by the Company, the provisions of this Article shall apply.

6.2 Deferrals Remitted to Trust. An amount equal to each Participant’s Deferrals and Earnings, determined under Article III, may, in the discretion of the Company, be transferred to the Trustee within thirty (30) days after the end of the calendar quarter, to be held pursuant to the terms of the Trust Agreement. The assets of any such trust shall be subject to the claims of the Company’s creditors and shall be maintained pursuant to a separate trust document conforming to the terms of the model trust described in Revenue Procedure 92-64.

6.3 Benefits Paid From Trust. Any payment required to be made under this Plan to a Participant or Beneficiary shall be paid by the Trustee to the extent of the assets held in the Trust by the Trustee, and by the Company to the extent the assets in the Trust are insufficient to pay such amount.

6.4 Investment Discretion. The Company may direct the Trustee to invest each Account in any investment that it deems appropriate, including common stock of the Company. Each Account shall otherwise be subject to the investment provisions of the Trust Agreement.

ARTICLE VII

ADMINISTRATION AND CLAIMS

7.1 Plan Administration. The Administrator shall have sole discretionary responsibility for the operation, interpretation, and administration of the Plan. Any action taken on any matter within the discretion of the Administrator shall be final, conclusive, and binding on all parties. In order to discharge its duties hereunder, the Administrator shall have the power and authority to adopt, interpret, alter, amend or revoke rules necessary to administer the Plan, to delegate its duties and to employ such outside professionals as may be required for prudent administration of the Plan. The Administrator shall also have the right within the scope of his authority (if a designee of the Company) to enter into agreements on behalf of the Company necessary to administer the Plan. Any Participant who is acting as Administrator shall not be entitled to make decisions with respect to his own participant and entitlement to payment under the Plan.

7.2 Claims Procedures

(a) Applicability. This section sets forth the exclusive procedures governing benefits under the Plan. No legal action may be brought by any person claiming entitlement to benefits until after the procedures set forth herein have been exhausted.

(b) General Rules. Within a reasonable time following a Termination, or the approval of a request for withdrawal under Sections 4.6 or 4.7, the Administrator shall send to the affected Participant (or Beneficiary, as the case may be) a written notice setting forth the Participant’s Account balance and the time and manner in which payment is to commence (as provided in the Participant’s Distribution Election). The Trustee shall commence payment of the Participant’s Account automatically in accordance with the Distribution Election, subject to Article IV.

(c) Claim for Benefits. Any person claiming entitlement to benefits for which the Administrator refuses to authorize payment shall file a written claim for benefits with the Administrator at the offices of the Company. The claim must set forth the basis for the claim and be signed by the claimant.

(d) Determination. Within 60 days of receiving a claim for benefits, the Administrator shall make a determination on the claim, and notify the claimant in writing of the determination. If the claim is approved, the Administrator shall direct the Trustee to commence payment in accordance with the provisions of Article IV. If the claim is denied, in whole or in part, the Administrator’s notice to the claimant shall explain the specific reasons for the denial, refer to the specific Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to perfect the claim (if possible), and explain the steps and time limit for requesting appeal of the determination.

(e) Appeal of Determination. A claimant (or authorized representative) shall have 60 days in which to file an appeal of the determination, measured from the date the Administrator’s notice described in paragraph (d) is mailed. An appeal must (i) be in writing, (ii) set forth each ground and supporting fact on which the appeal is based and (iii) provide any other comments the claimant believes pertinent and helpful to his appeal. When making an appeal, a claimant may review the documents that were pertinent to the Administrator’s denial of his claim. Any claimant who fails to file an appeal timely shall be estopped and barred from any further challenge to the Administrator’s determination to deny the claim.

(f) Review by Committee. Upon receipt of a written appeal, the Company shall appoint a committee, composed of at least 2 individuals who did not participate in the original denial of the claim, to conduct a full and fair review of the appeal. The committee shall complete its review and decide the appeal within 60 days after the written appeal was received by the Company. In conducting its review, the committee may, in its sole discretion, require the Company or the claimant to submit such additional documents or other evidence as the committee deems necessary or appropriate. The review committee’s decision shall be final and binding on all persons with respect to the claimant’s appeal. If the appeal is denied in whole or in part, the committee shall notify the claimant in writing, setting forth the specific reasons for the denial and the specific plan provisions on which the denial is based. The committee shall have the sole discretion to interpret any provision of the Plan that is pertinent to the outcome of the appeal.

7.3 Reimbursement of Costs. If any person institutes legal action to enforce any of the provisions of the Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs, including, without limitation, reasonable fees of attorneys, accountants and similar advisors, and expert witnesses.

ARTICLE VIII

MISCELLANEOUS

8.1 Nontransferability. The right of a Participant or Beneficiary to benefits under the Plan shall not be assigned, alienated, transferred, pledged or encumbered. Neither the Company, its Affiliates, nor the Plan shall be liable for or subject to the debts or liabilities of a Participant.

8.2 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and his or her heirs, executors, administrators and legal representatives.

8.3 No Rights Implied. No Plan provision shall confer upon any Participant the right to continue as a member of the Board or as an employee of the Company or any Affiliate.

8.4 Applicable State Law. The Plan shall be construed in accordance with and governed by the laws of the State of Pennsylvania.

8.5 Application of ERISA. The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) shall apply to this Plan only if one or more Participants (i) has in effect a Deferral Election while he or she is an employee of the Company or (ii) has an Account some or all of which reflects Deferrals described in clause (i).

8.6 Entire Agreement. The Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant or Beneficiary and the Company other than those set forth or provided for herein.

8.7 Amendment or Termination of Plan. The Company may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall be effective if it has the effect of eliminating or reducing a Participant’s Account below the balance calculated under the Plan immediately before giving effect to such amendment.

ARTICLE IX

DEFINITIONS

The following terms shall have the meanings set forth in this article, unless a different meaning is plainly required by the context;

“Account” means the book entry account established and maintained for each Participant under Section 3.1.

“Administrator” means a committee of two or more persons selected to serve by the Board. If no such committee exists, then the Administrator means the Board.

“Affiliate” means any parent corporation (within the meaning of Code § 424(e)) or subsidiary corporation (within the meaning of Code § 424(f)).

“Beneficiary” means an individual, trust or other entity entitled to receive payment on account of a Participant’s death.

“Board” means the board of directors of CONSOL Energy Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means CONSOL Energy Inc.

“Deferral” means the amount or percentage to be withheld from an Eligible Director’s Fee, pursuant to a Deferral Election.

“Deferral Election” means an Eligible Director’s election to defer all or a portion of his or her Fee under the Plan on the form and in the manner prescribed by the Administrator and as may be required under the Plan. No Deferral Election shall be effective with respect to any Fee payable while the Participant is not an Eligible Director.

“Distribution Election” means a Participant’s election to receive payment of his or her Account. Such election shall specify the form of distribution allowable under Section 4.3.

“Earnings” means the amount credited to a Participant’s Account each quarter under Section 3.2.

“Effective Date” means October 25, 1999.

“Eligible Director” means a member of the Board, and who is selected by the Administrator, in its sole discretion, as eligible to participant in the Plan and notified of such in writing.

“Fee” means any fee, such as the annual retainer, meeting fees or other amounts earned by the Eligible Director during the Plan Year for services performed as a member of the Board, and that is paid in cash or property to the Eligible Director, or would be paid but for a Deferral Election.

“Initial Entry Date” means the Effective Date or, if later, the first day of the month following the date an individual is first designated as an Eligible Director.

“Participant” means an individual for whom either (i) a Deferral Election is in effect or (ii) an Account exists (including a Beneficiary when appropriate in the context).

“Plan” means the CONSOL Energy Inc. Directors Deferred Compensation Plan as set forth herein, as it may be amended from time to time.

“Plan Year” means each calendar year.

“Termination” means the Participant is no longer a member of the Board and is not an employee of the Company or any Affiliate.

“Trust” means the legal entity created by the Trust Agreement.

“Trust Agreement” means the trust instrument entered into between the Company and a trustee, as it may be amended from time to time.

“Unforeseeable Emergency” means an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant or loss of the Participant’s property due to casualty, that is caused by an event beyond the control of the Participant, and that results in severe financial hardship that a withdrawal or cessation of a Deferral Election would mitigate.

IN WITNESS WHEREOF, CONSOL Energy, Inc., has caused this Plan to be executed by a duly authorized officer effective as of October 25, 1999.

CONSOL ENERGY INC.

By:	/S/ J. BRETT HARVEY